Exhibit 99.1

New York Mortgage Trust Regains Compliance
With Nasdaq Listing Standards

NEW YORK, NY – January 19, 2012 - New York Mortgage Trust, Inc. (the "Company") (NASDAQ: NYMT) announced today that it received written notice from The Nasdaq Stock Market (“Nasdaq”) advising the Company that, as a result of the appointment of David R. Bock to the Company’s Board of Directors and its Audit Committee, the Company has regained compliance with the independent director and audit committee requirements for continued listing on Nasdaq as set forth in the Nasdaq Listing Rules. With Mr. Bock’s appointment to the Board as an independent director, the Company’s Board is again comprised of a majority of independent directors.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) that acquires and manages primarily real estate related assets. These include Agency and non-Agency mortgage-backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage loans and other financial assets. As a REIT, New York Mortgage Trust, Inc. is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com